 Exhibit (a)(1)(A)
AMENDED AND RESTATED OFFER TO PURCHASE
BY
DIRECT DIGITAL HOLDINGS, INC.
OF
ANY AND ALL OF ITS WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
AT A PURCHASE PRICE OF $1.20 IN CASH PER WARRANT
AND
CONSENT SOLICITATION
THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON SEPTEMBER 26, 2023, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.
Direct Digital Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), hereby offers to purchase any and all of its outstanding warrants described below at a purchase price of $1.20 in cash, without interest (the “Offer Purchase Price”), for each outstanding warrant tendered. The “Offer Period” is the period commencing on August 29, 2023 and ending one minute after 11:59 p.m., Eastern Time, on September 26, 2023, or such later date to which the Company may extend the Offer (the “Expiration Date”). The offer is made upon the terms and conditions in this Amended and Restated Offer to Purchase (“Offer Letter”) and the related Letter of Transmittal and Consent (together with the Offer Letter, as each may be amended or supplemented from time to time, the “Offer”).
Warrants eligible to be tendered pursuant to the Offer are 3,217,800 publicly traded warrants to purchase shares of our Class A common stock, par value $0.001 (“Class A common stock”), which were publicly issued and sold as part of units of the Company, in connection with the initial public offering of the Company’s securities on February 15, 2022 (the “DIRECT IPO”), which entitle such warrant holders to purchase one share of our Class A common stock at an exercise price of $5.50, subject to adjustments (the “Warrants”).
The Offer is subject to the satisfaction (or, to the extent permitted, waiver) of the conditions described in “The Offer and Consent Solicitation, Section 10: Conditions; Termination; Waivers, Extensions; Amendments”, beginning on page 23, including that there has been validly tendered in accordance with the terms of the Offer, and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, 50.1% or more of the outstanding Warrants (the “Minimum Tender Condition”).
Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement, dated as of February 15, 2022 (the “Warrant Agreement”), by and between the Company and Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC) (the “Transfer Agent” or “Depositary”), which governs all of the Warrants (the “Warrant Amendment”), to permit the Company to redeem each outstanding Warrant for $0.35 in cash, without interest (the “Redemption Price”), which Redemption Price is approximately 71% less than the Offer Purchase Price. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50.1% of the outstanding Warrants is required to approve the Warrant Amendment as it relates to the Warrants. Although we intend to redeem all remaining outstanding Warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us. For a valid tender, consent must be given for all Warrants tendered. Accordingly, consents will be deemed to be delivered for all Warrants tendered on or before the Expiration Date for the Offer and Consent Solicitation.
If the Warrants are registered in your name, the execution and delivery of the Letter of Transmittal and Consent will constitute your consent to the Warrant Amendment and will also authorize and direct the

Depositary to execute and deliver a written consent to the Warrant Amendment on your behalf with respect to all Warrants that you tender. Custodial entities that are participants in The Depository Trust Company (“DTC”) may tender their Warrants through the Automatic Tender Option Program (“ATOP”) maintained by DTC, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal and Consent and which constitutes their consent to the Warrant Amendment and also authorizes and directs the Depositary to execute and deliver a written consent to the Warrant Amendment on their behalf with respect to all Warrants thereby tendered. You must deliver your consent to the proposed Warrant Amendment in order to participate in the Offer.
Our Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DRCTW”. On September 13, 2023, the last reported sale price on Nasdaq for the Warrants was $1.17. As of September 14, 2023, 3,217,800 Warrants were outstanding. Warrant holders should obtain current market quotations for the Warrants before deciding whether to tender their Warrants pursuant to the Offer.
The Offer permits holders of Warrants to tender any and all Warrants in exchange for the Offer Purchase Price for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders are also entitled to exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.
If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent. If you wish to exercise your Warrants in accordance with their terms, please follow the instructions for exercise included in the Warrants.
If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Offer Letter. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.
See “The Offer and Consent Solicitation, Section 11. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Warrants in the Offer.
The Offer and Consent Solicitation commenced on August 29, 2023 and will end on the Expiration Date.
A detailed discussion of the Offer and Consent Solicitation is contained in this Offer Letter. We may amend or terminate the Offer and Consent Solicitation at any time with requisite notice, as further described in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer and Consent Solicitation before making a decision regarding the Offer and Consent Solicitation.
THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY FOR THE OFFER, D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR STIFEL, NICOLAUS & COMPANY, INCORPORATED, THE COMPANY’S DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER WARRANTS OR CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal and Consent. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer and Consent Solicitation is:
Stifel
787 Seventh Avenue, 12th Floor
New York, New York 10019
Attention: Stifel Syndicate Desk
Email: BaltimoreEqtySynd@stifel.com
Offer to Purchase and Consent Solicitation dated September 14, 2023

IMPORTANT PROCEDURES
If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:
•
if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which typically can be done electronically;

•
if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal and Consent according to its instructions, and deliver the Letter of Transmittal and Consent, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal and Consent, to the Depositary; or

•
if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”

If you want to tender your Warrants, but:
•
your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary;

•
you cannot comply with the procedure for book-entry transfer; or

•
your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants.”
TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND CONSENT AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.
WARRANTS NOT TENDERED FOR PURCHASE WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON FEBRUARY 15, 2027, AT 11:59 P.M. EASTERN TIME OR EARLIER UPON REDEMPTION, AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS, UNLESS THE WARRANT AMENDMENT IS APPROVED BY AT LEAST 50.1% OF THE HOLDERS OF THE WARRANTS AS IT RELATES TO THE APPLICABILITY OF THE WARRANT AMENDMENT TO THE WARRANTS.
THE OFFER RELATES TO THE WARRANTS THAT WERE PUBLICLY ISSUED IN CONNECTION WITH THE DIRECT IPO, WHICH TRADE ON NASDAQ UNDER THE SYMBOL “DRCTW.” ANY AND ALL OUTSTANDING WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF SEPTEMBER 14, 2023, THERE WERE 3,217,800 WARRANTS OUTSTANDING.
THE COMPANY RESERVES THE RIGHT TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

If you have any questions or need assistance, you should contact D.F. King & Co., Inc., the Information Agent for the Offer. You may request additional copies of this Offer Letter, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the Information Agent. The Information Agent may be reached at:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Investors Call (Toll-Free): (866) 796-1290
Banks and Brokers Call: (212) 269-5550
By Email: drct@dfking.com
The address of the Depositary is:
Equiniti Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Phone: (877) 248-6417

We are not making the Offer to, and will not accept any tendered Warrants from, holders of Warrants in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Warrants in any such jurisdiction.
You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal and Consent or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal and Consent. If anyone makes any recommendation or gives any information or representation regarding the Offer and Consent Solicitation, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary, the Information Agent, or the Dealer Manager. You should not assume that the information provided in this Offer Letter is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.
We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person, including the Dealer Manager, for soliciting tenders in the Offer. In addition, none of the Depositary, the Information Agent, the Dealer Manager or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer and Consent Solicitation. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer and Consent Solicitation, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

SUMMARY TERM SHEET
Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Direct Digital Holdings, Inc. This summary term sheet highlights important information regarding the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer Letter and the related Letter of Transmittal and Consent that constitute the Offer. We have included references to the sections of this Offer Letter where you will find a more complete description of the topics addressed in this summary term sheet.
The Company	Direct Digital Holdings, Inc., a Delaware corporation. Our principal executive offices are located at 1177 W Loop S., Suite 1310, Houston, Texas 77027. Our telephone number is (832) 402-1051.
The Warrants	As of September 14, 2023, the Company had 3,217,800 Warrants outstanding. Each Warrant is exercisable for one share of our Class A common stock, par value $0.001 per share, at an exercise price of $5.50. By their terms, the Warrants will expire on February 15, 2027, at 11:59 p.m. Eastern Time, unless sooner exercised or redeemed by the Company in accordance with the terms of the Warrants. The Offer relates to the Warrants that were sold as part of the units issued in connection with the DIRECT IPO, which trade on Nasdaq under the symbol “DRCTW.” Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer.
Market Price of the Warrants	The Warrants are listed on Nasdaq under the symbol “DRCTW”. On September 13, 2023, the last reported sale price on Nasdaq for the Warrants was $1.17.
The Offer	The Offer is to permit holders of Warrants to tender any and all outstanding Warrants for a purchase price of $1.20 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects.
See “The Offer and Consent Solicitation, Section 1. General Terms.”
The Consent Solicitation	In order to tender the Warrants in the Offer, holders of the Warrants are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved by at least 50.1% of the holders of the Warrants, the Warrant Amendment would permit, as it relates, respectively, to the Warrants, the Company to redeem each Warrant as applicable that is outstanding upon the closing of the Offer for $0.35 in cash, without interest, which is approximately 71% less than the Offer Purchase Price. Although we intend to redeem all remaining outstanding Warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us.
See “The Offer and Consent Solicitation, Section 1. General Terms.”

Fairness of the Transaction
On September 12, 2023, our Board of Directors approved the Transaction as fair and in the best interest of the Company and the unaffiliated holders of the Warrants.
See “Special Factors, Section 2. Fairness of the Transaction.”

U.S. Federal Income Tax Consequences of the Offer and Warrant Amendment	The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants.
Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants that are not exchanged for cash pursuant to the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment, and we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the U.S. Holder should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received should equal its aggregate tax basis in its existing Warrants deemed surrendered, and (iii) the U.S. Holder’s holding period for the “new” Warrants deemed to be received should include its holding period for the Warrants deemed surrendered.
See “Special Factors, Section 5. Material U.S. Federal Income Tax Consequences.”
Reasons for the Transaction	The Offer is being made to all holders of Warrants. The purpose of the Offer and Consent Solicitation (including any subsequent redemption of untendered Warrants) is to reduce the number of shares of Class A common stock that would become outstanding upon the exercise of Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure.
See “Special Factors, Section 1. Purpose of the Transaction.”
Expiration Date of Offer	One minute after 11:59 pm, Eastern Time, on September 26, 2023, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein.
See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”
Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date.
See “The Offer and Consent Solicitation, Section 3. Withdrawal Rights.”
Participation by Executive Officers and Directors	To our knowledge, with the exception of 27,759 Warrants held by Mark Walker, and 71,124 Warrants held by Keith Smith, none of our directors or executive officers beneficially own Warrants. Mark Walker and Keith Smith may tender their Warrants in the Offer and consent to the Warrant Amendment as it relates to the Warrants.
See “Special Factors, Section 4. Interests of Directors and Executive Officers.”
Conditions of the Offer
We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if:
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the Minimum Tender Condition has not been satisfied; or

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there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

•
any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

•
in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, or terminate the Offer if these conditions are not satisfied prior to the Expiration Date.

See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”
Board of Directors’ Recommendation	Our board of directors has approved the Offer and Consent Solicitation. However, none of the Company, its directors, officers or employees, nor the Depositary, the Information Agent or the Dealer Manager makes any recommendation as to whether holders of Warrants should tender their Warrants and consent to the Warrant Amendment. Holders of Warrants must make their own decision as to whether to tender some or all of their Warrants and consent to the Warrant Amendment.
See “The Offer and Consent Solicitation, Section 1.C. General Terms-Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”
How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under “The Offer and Consent Solicitation, Section 2. Procedure for Tendering Warrants” before the Offer expires.
Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal and Consent or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover of this Offer Letter.

SPECIAL FACTORS
1.   PURPOSE OF THE TRANSACTION
The Offer is being made to all holders of Warrants. The purpose of the Offer and Consent Solicitation (including any subsequent redemption of the untendered Warrants) is to reduce the number of shares of Class A common stock that would become outstanding upon the exercise of the Warrants. The Company’s board of directors believes that by allowing holders of Warrants to tender one Warrant for the Offer Purchase Price, the Company can potentially reduce the substantial number of shares of Class A common stock that would be issuable upon exercise of the Warrants, thus reducing the potential dilutive impact of the Warrants, thereby providing investors and potential investors with greater certainty as to the Company’s capital structure. The Warrants acquired pursuant to the tender will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.
The Consent Solicitation is being made in order to provide the Company with a mechanism for redeeming Warrants that are not tendered in the Offer as the Company’s board of directors believe this would enhance the benefits of the Offer.
The board of directors believes that the Offer and the Consent Solicitation should be undertaken at this time because they believe the Class A common stock had been underperforming because of the Warrants.
2.   FAIRNESS OF THE TRANSACTION
On August 28, 2023, the board of directors approved the commencement of the Offer and Consent Solicitation. On September 12, 2023, our board of directors approved the Offer and the Consent Solicitation (including a subsequent redemption of the untendered Warrants) as fair and in the best interests of the Company and the unaffiliated holders of the Warrants. The board of directors evaluated information assembled and provided by the Company’s management in reaching its determination.
The board of director’s determination regarding the fairness of the transaction is required under Item 1014(a) of Regulation M-A and is not to be understood as an acknowledgment or admission by the board of directors that they have a fiduciary duty to any holders of the Warrants. As has been settled under Delaware law, directors do not have fiduciary duties to warrant holders. Instead, the warrant holder relationship is a contractual relationship. However, as this transaction would be deemed a Rule 13e-3 transaction since a successful tender offer and consent solicitation followed by a redemption of the remaining untendered warrants would have a reasonable likelihood of causing the warrants to be delisted, this Offer Letter is required by the Commission to address whether the board of directors has a reasonable belief regarding the fairness of the transaction to unaffiliated Warrant holders.
Factors Considered
The board of directors took into account a number of factors, including the following material factors, in support of its determination that the Transaction is fair and in the best interest of the Company and the unaffiliated holders of the Warrants:
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The offer price of $1.20 was based on price discovery efforts conducted by the Company to determine indicative levels of interest for a redemption.

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The offer price of $1.20 per Warrant constituting (1) an 84% premium over the last reported sale price of the Warrants on Nasdaq of $0.6534 on August 28, 2023, the day before the Offer was launched, (2) a 93% premium over the 30-day volume weighted average price of the Warrants on Nasdaq before the Offer was launched ($0.6208) and (3) a 100% premium over the 60-day volume weighted average price of the Warrants on Nasdaq before the Offer was launched ($0.6000).

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The fact that the Warrants have a median price from their issuance until immediately prior to commencement of the Offer of approximately $0.55 per Warrant and an average price of $0.52 cents per Warrant.

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The challenges the Warrants pose to analysts conducting valuation modeling of the Company, which may often result in improper valuations by analysts and cause an adverse effect on the price of the Company’s Class A common stock.

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The Warrants may be seen as having undesirable accounting and valuation consequences because warrants represent marked-to-market derivative liabilities with non-cash changes in fair value recognized each quarter in net income.

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The likelihood that the Offer would be consummated and a substantial majority of the warrant holders would tender at the Offer Purchase Price.

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The fact that the Offer is a voluntary transaction in which holders of the Warrants may or may not choose to participate (although holders who elect to not participate face the possibility of being redeemed at $0.35 per Warrant).

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The limited trading market for the Warrants, including limited liquidity and trading volume. The average daily volume of the Warrants has been approximately 9,132 warrants since the DIRECT IPO. More recently, prior to the Commencement of the Offer, the 30-day average volume of the Warrants was 347 warrants per day and the 60-day average volume was 836 warrants per day. The Offer also provides unaffiliated holders of the Warrants with an opportunity to obtain liquidity with respect to the Warrants without potential disruption to the Warrant market price, given the limited trading volume of the Warrants and the usual transaction costs associated with market sales, including brokerage fees and commissions.

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The adverse effect on the value of the common stock of companies with warrants issued during, and outstanding following, an initial public offering (such as is the case with the Company) due to the negative perception associated with the existence of an artificial cap on the value of the Company’s common shares, such cap being equivalent to the redemption price of the warrants.

In evaluating the fairness of the Offer and the Consent Solicitation (including any subsequent redemption of the untendered Warrants), the key factors considered in particular were the premium over the market price at the time of launch, the historical market prices and volume of the Warrants and the challenge that the outstanding Warrants posed for analyst valuations, as discussed in detail above. Going concern value and liquidation value were not utilized for purposes of evaluating the fairness of the Offer, given management’s view that these are not metrics which investors utilize in pricing warrants generally or the Warrants specifically. The Company did not separately consider net book value of the Warrants as a metric, but the book value of the Warrants on the Company’s books is equal to their market price which was used as a metric. Purchase prices paid by the Company for the Warrants were not considered because the Company has not purchased its own Warrants since the consummation of the Company’s initial public offering. Finally, the Company is not aware of any firm offers being made by any unaffiliated person during the past two years for (A) the merger or consolidation of the Company with or into another company, or vice versa; (B) the sale or other transfer of all or any substantial part of the assets of the Company; or (C) a purchase of the Company’s securities that would enable the holder to exercise control over the Company.
Our board of directors did not entertain any alternative transactions as a factor in its evaluation of the fairness of the Offer and Consent Solicitation. The board of directors did discuss conducting an exchange offer for the Warrants (in lieu of a cash tender offer) but decided not to pursue this alternative because the Company understands that Warrant holders on average prefer receiving cash so they can exit their position and because the additional dilutive effects of an exchange offer would undermine the main purpose of the Offer and Consent Solicitation (including any subsequent redemption of untendered Warrants) to improve existing stockholder value. Our board of directors has elected to offer a premium to the market value of the Warrants as the board of directors believes the premium offer price will maximize participation in the Offer. Given our view that the Warrants are significantly dilutive to current common stockholder ownership interests, the advantages of maximizing the Offer participation are viewed to outweigh the higher costs of offering a premium to the market value of the Warrants.
Fairness for Unaffiliated Holders Who Tender or Do Not Tender
For unaffiliated Warrant holders who tender their Warrants in the Offer, we believe the Offer is fair because these holders will receive $1.20 per Warrant, which is a premium to the market price on the day of launch of the Offer ($0.6534 per Warrant) and to the 30-day and 60-day volume weighted average price of the Warrants ($0.6208 and $0.6000, respectively). Given the illiquid market for the Warrants and the difficulty of finding buyers for large quantities of the Warrants, the Offer provides liquidity to the unaffiliated holders who might otherwise have difficulty selling their Warrants into the market with limited trading. In addition, the Company’s Class A common stock closed above the $5.50 strike price on only five trading days since the DIRECT IPO and this for 99.8% of the life of the Warrants so far have been out-of-the -money.
A countervailing consideration was that unaffiliated holders of the Warrants who failed or chose not to validly tender their Warrants before the Expiration Date could end up being redeemed at the lower redemption price of $0.35, which is a 71% discount off of the Offer Purchase Price. However, the high likelihood that a substantial majority of the warrant holders would tender due to the premium provided by the Offer Purchase Price was also considered.
In approving the Offer and Consent Solicitation, based on analysis assembled and prepared by management, our board of directors weighed the costs and risks, including the costs associated with the Offer and Consent Solicitation, the risks of not completing the Offer and Consent Solicitation, and the potential adverse impact of the Offer and Consent Solicitation on the trading market for untendered Warrants. Our board of directors determined that the benefits of the Offer and Consent Solicitation and the outweighed these costs and risks based on the factors described above.
The majority of directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of the unaffiliated Warrant holders for purposes of negotiating the terms of the Offer and Consent Solicitation (including any subsequent redemption of untendered Warrants), since they did not have a fiduciary duty to the unaffiliated Warrant holders.
Alternatives Considered
With respect to consideration of alternative transactions, the Company did briefly consider conducting an exchange offer for the Warrants (or a combined offer of cash and stock). However, the Company decided not to pursue this alternative because the board of directors believed that most holders of the Warrants would want cash to exit their position and because the additional dilutive effects of an exchange offer would undermine the main purpose of the Offer to improve existing stockholder value. An exchange offer would also be more expensive and take longer to complete than a cash tender offer for the Company because preparing the Form S-4 would be more expensive and would also require the Company’s auditor to deliver a comfort letter to the dealer manager which would entail substantial additional work and expense. The Company also understands that Warrant holders on average prefer receiving cash, and therefore regarded a cash tender offer to have a greater percentage of Warrant holder participation. The determining factors in choosing a cash tender offer, rather than an exchange offer, were the ability to complete the transaction more quickly, the ability to complete the transaction with less expense, the chances of maximizing Warrant holder participation (and consequently maximize the benefits of the Offer to the Company) and the fact that it would not have a dilutive effect on existing stockholders.
Premium Price
Our board of directors, based on the recommendation of management, has approved an Offer which includes a premium to the market value of the Warrants as the board of directors believes the premium offer price will maximize participation in the Offer. As discussed above, the premium was determined based upon the input received from the Company’s price discovery efforts and a consideration of current and historical market prices. Given our view that the Warrants are significantly dilutive to current common stockholder ownership interests, the advantages of maximizing the Offer participation are viewed to outweigh the higher costs of offering a premium to the market value of the Warrants.
No Third Party Reports, Opinions or Presentations
We did not retain any independent representative or consultant to render a fairness opinion or to provide any fairness analysis in connection with the Offer and the Consent Solicitation as we did not think the expense of such an opinion or analysis was necessary given that the board of directors does not have a fiduciary duty to the Warrant holders and that this was not an instance where there would be a change of control. Additionally, we did not obtain any appraisals or valuations in connection with the determination of the Offer consideration, other than the price discovery efforts discussed above. The board of directors concluded that the Offer and Consent Solicitation (including a subsequent redemption of any untendered Warrants) is fair and in the best interests of the Company and the unaffiliated Warrant holders based on the board of directors’ and management’s own analysis, in light of the factors described above. However, the Company consulted with the Dealer Manager with respect to the structure of the Offer and pricing of the Offer. The Dealer Manager did not provide any reports, presentations, opinions, valuations or appraisals with respect to the Offer.
In addition, no outside party prepared a report or made a presentation to management or the Board of Directors that is materially related to the Offer or the Consent Solicitation, including with respect to the fairness of the consideration offered to unaffiliated Warrant holders or the fairness of the Offer and the Consent Solicitation (including a subsequent redemption of any untendered Warrants).
Weighing of Factors
In view of the wide variety of factors considered in connection with its evaluation of the Offer and Consent Solicitation (including a subsequent redemption of the untendered Warrants), our board of directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offer and the Consent Solicitation. However, as stated above, key factors considered were the premium over the market price represented by the Offer Purchase Price, the historical market prices of the Warrants and the current issues for accurate valuation of the Class A common stock by analysts.
Recusal by Insiders
Mr. Mark Walker, our Chief Executive Officer and Chairman of our board of directors, who currently beneficially owns 27,759 Warrants, or less than 1.0% of the outstanding Warrants, and Mr. Keith Smith, our President and a member of our board of directors, who currently beneficially owns 71,124 Warrants, or approximately 2.2% of the outstanding Warrants, recused themselves from the vote approving the Offer. Mr. Walker and Mr. Smith informed the board of directors that they intended to participate in the Offer at the price approved by the disinterested directors. Each of our non-employee directors, who were all “disinterested directors” under Delaware law for purposes of the approval of the Offer and the Consent Solicitation and comprise a majority of our board of directors, has approved the Offer.
No Warrant holder Approval
The Offer does not require the approval of our Warrant holders; however, the Consent Solicitation (concurrently with the Offer, we are also soliciting the Consent Solicitation from holders of the Warrants to amend the Warrant Agreement to permit the Company to redeem each outstanding Warrant not tendered in the Offer for $0.35 in cash, which is 71% less than the Offer Purchase Price) requires the consent of holders of at least 50.1% of the outstanding Warrants to approve the Warrant Amendment. Despite the fact that the Offer is not structured to require the approval of our Warrant holders, we believe that the Offer is fair to the unaffiliated Warrant holders with respect to the price offered. We base these beliefs on the unanimous approval of the Offer by all of our non-employee directors and on the following factors:
•
all Warrant holders are offered the same consideration per Warrant;

•
Warrant holders are offered a premium to the market price of the Warrants;

•
Warrant holders are provided with full disclosure of the terms and conditions of the Offer; and

•
Warrant holders are afforded sufficient time to consider the Offer.

All Warrant holders are being notified of the Offer and the implications of the Offer on their holdings, and all Warrant holders are afforded sufficient time to consider the Offer. See “Special Factors, Section 3. Effects of the Transaction on the Market for the Warrants” for a detailed discussion of potential consequences that may result from remaining a holder of the Warrants.

3.   EFFECTS OF THE TRANSACTION ON THE MARKET FOR THE WARRANTS
Consummation of the Offer
The Warrants are currently traded on Nasdaq. The Warrants acquired pursuant to the Offer will be retired and cancelled. Consequently, our purchase and subsequent cancellation of the Warrants tendered in the Offer will reduce the number of the Warrants that might otherwise be traded publicly and may reduce the number of holders of the Warrants. There can be no assurance that holders of the Warrants will be able to find willing buyers for their securities after the Offer.
Warrant Amendment
Pursuant to the terms of the Offer and Consent Solicitation, if we obtain the approval of the Warrant Amendment by holders of at least 50.1% of the Public Warrants, we will have the right to redeem the remaining Warrants untendered in the Offer. In case we redeem the remaining Warrants untendered in the Offer, the Nasdaq listing of the Warrants will be terminated and we would seek to terminate the registration of the Warrants pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act. However, whether or not the Offer is consummated and any non-tendered Warrants are redeemed, the Company’s Class A common stock will remain listed on the Nasdaq Capital Market and registered with the SEC pursuant to Section 12(b) of the Exchange Act and we will remain an SEC registrant.
Although we intend to redeem all remaining outstanding Warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us. Also see “Forward-Looking Statements; Risk Factors — The Warrant Amendment, if approved by the requisite holders of the Warrants, will allow us to redeem all outstanding Warrants for cash”, “Forward-Looking Statements; Risk Factors — There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position,” and “Forward-Looking Statements; Risk Factors — The liquidity of the Warrants that are not tendered may be reduced”.
THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A WARRANT HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.
4.   INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Direct Digital Holdings, Inc. 1177 West Loop S, Suite 1310, Houston, Texas 77027, and the telephone number for each such person is (832) 402-1051.
Name	Position
Mark Walker	Chief Executive Officer and Chairman of the Board
Anu Pillai	Chief Technology Officer
Diana P. Diaz	Interim Chief Financial Officer
Maria Vilchez Lowrey	Chief Growth Officer
Keith Smith	Director
Richard Cohen	Director
Antoinette Leatherberry	Director
Mistelle Locke	Director
As of September 14, 2023, 3,217,800 Warrants were outstanding.

To our knowledge, with the exception of 27,759 Warrants held by Mark Walker, and 71,124 Warrants held by Keith Smith, none of our directors or executive officers beneficially own Warrants. Mark Walker and Keith Smith may tender their Warrants in the Offer and consent to the Warrant Amendment as it relates to the Warrants. The Company does not beneficially own any Warrants.
Except as set forth below, we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Warrants during the 60-day period prior to the date of this Offer Letter.
NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER ANY HOLDER SHOULD TENDER ANY WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.
The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock, as of September 14, 2023 by:
i.
each of our directors and executive officers;

ii.
all directors and executive officers as a group; and

iii.
each person who is known to us to own beneficially more than 5% of our Class A common stock or Class B common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The percentage ownership of common stock is based on 2,991,792 shares of Class A common stock and 11,278,000 shares of Class B common stock outstanding as of September 14, 2023.
Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our Class A common stock beneficially owned by them.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Stock Beneficially Owned		Total Voting Power Beneficially Owned
Name of Beneficial Owner	No.	Percent	No.	Percent	No.	Percent
5% Stockholders
Direct Digital Management, LLC(1)	—	—%	11,278,000	100%	11,278,000	79.6%
Named Executive Officers and Directors
Mark Walker(2), Chairman, Chief Executive Officer and director	62,915(3)	2.0%	5,689,000	50.4%	5,751,915	40.0%
Keith Smith(2), President and director	146,780(4)	4.6%	5,589,000	49.6%	5,735,780	39.7%
Diana Diaz, Interim Chief Financial Officer	—	*%	—	*%	—	*%
Anu Pillai(5), Chief Technology Officer	10,610	*%	—	*%	10,610	*%
Maria Vichez Lowrey(6)	6,642	*%	—	*%	6,642	*%
Richard Cohen, director	16,296	*%	—	*%	16,296	*%
Antoinette R. Leatherberry, director	16,296	*%	—	*%	16,296	*%
Mistelle Locke, director	—	*%	—	*%	—	*%
All executive officers and directors as a group (8 persons)(7)	259,539	8.5%	11,278,000	100%	11,537,539	79.6%

*
Less than 1%.

(1)
Direct Digital Management, LLC is a holding company in which Mark Walker, our Chairman and Chief Executive Officer, and Keith Smith, our President, each indirectly hold a 50% economic and voting interest. AJN Energy & Transport Ventures, LLC and SKW Financial LLC each own 50% of the equity interests in Direct Digital Management, LLC. Mr. Walker and his wife share voting and dispositive power with respect to the shares of Class B common stock held by AJN Energy & Transport Ventures, LLC. Mr. Smith and his wife share voting and dispositive power with respect to the shares of Class B common stock held by SKW Financial LLC.

(2)
Consists of the shares owned by Direct Digital Management, LLC. Each of Messrs. Walker and Smith indirectly hold a 50% economic and voting interest in Direct Digital Management, LLC. AJN Energy & Transport Ventures, LLC and SKW Financial LLC each own 50% of the equity interests in Direct Digital Management, LLC. Mr. Walker and his wife share voting and dispositive power with respect to the shares of Class B common stock held by AJN Energy & Transport Ventures, LLC. Mr. Smith and his wife share voting and dispositive power with respect to the shares of Class B common stock held by SKW Financial LLC.

(3)
Includes 27,259 shares of Class A common stock underlying warrants exercisable within 60 days of the Determination Date and 20,300 options to purchase Class A common stock.

(4)
Includes (a) 71,124 shares of Class A common stock underlying warrants exercisable within 60 days of the Determination Date, (b) 40,000 shares of Class A common stock held directly by SKW Financial LLC. Mr. Smith is owner of SKW Financial LLC, and shares voting and dispositive power with his wife over securities held by such entity; as such, Mr. Smith may be deemed to have beneficial ownership of the securities held directly by SKW Financial LLC and (c) 20,300 options to purchase Class A common stock.

(5)
Includes 6,216 options to purchase Class A common stock.

(6)
Includes 3,899 options to purchase Class A common stock.

(7)
Includes each of our directors and all five of our executive officers.

5.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of (i) the exchange of Warrants for cash pursuant to the Offer, and (ii) the adoption of the Warrant Amendment if it is approved.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Warrants that is for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Warrants that is not a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.
This discussion is based on the Code, final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis. There is no assurance that a change in law (including, but not limited to, proposed legislation) will not significantly alter the tax considerations described in this discussion.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the alternative minimum tax or the Medicare tax on certain investment income. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:
•
financial institutions or financial services entities;

•
broker, dealers or traders in securities;

•
persons that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or mutual funds;

•
real estate investment trusts;

•
former citizens or former long-term residents of the United States;

•
“controlled foreign corporations” or “passive foreign investment companies”;

•
persons that actually or constructively own 5 percent or more of our shares;

•
persons that acquired our Warrants in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•
U.S. Holders whose functional currency is not the U.S. dollar.

This discussion does not address any tax laws other than U.S. federal income tax laws, such as U.S. federal gift or estate tax laws or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of the Warrants. Additionally, this discussion does not consider the tax treatment of partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes or persons who hold the Warrants through such entities. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the Warrants, you are urged to consult your own tax advisor regarding the tax consequences of the Offer and the adoption of the Warrant Amendment.
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE ADOPTION OF THE WARRANT AMENDMENT TO U.S. HOLDERS AND NON-U.S. HOLDERS OF OUR WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER AND THE ADOPTION OF THE WARRANT AMENDMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.
U.S. Holders
Exchange of Warrants for Cash Pursuant to the Offer
The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Warrants. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Warrants exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations.
Warrant Amendment
Although the issue is not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants that are not exchanged for cash pursuant to the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment, and we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) the U.S. Holder should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) the U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received should equal its aggregate tax basis in its existing Warrants deemed surrendered, and (iii) the U.S. Holder’s holding period for the “new” Warrants deemed to be received should include its holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to a U.S. Holder that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.
Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance that the IRS or a court will agree with the foregoing treatment and alternative characterizations by the IRS or a court are possible, including ones that would require a U.S. Holder to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may recognize gain or loss for U.S. federal income tax purposes.

If the Warrant Amendment is approved and U.S. Holders subsequently exchange their “new” Warrants for cash pursuant to the terms of the Warrant Amendment, the U.S. Holders will be subject tax in the manner described above under “U.S. Holders — Exchange of Warrants for Cash Pursuant to the Offer.”
If the Warrant Amendment is not approved, U.S. Holders who do not tender any of their Warrants pursuant to the Offer will not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the consummation of the Offer.
Non-U.S. Holders
Exchange of Warrants for Cash Pursuant to the Offer
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain or loss realized on the exchange of Warrants for cash pursuant to the Offer unless such gain or loss is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met (in which case, any gain from United States sources, such as any gain recognized on the exchange of Warrants for cash pursuant to the Offer, generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).
Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Warrant Amendment
If the Warrant Amendment is approved, it should generally have the same tax consequences as described above for U.S. Holders under “U.S. Holders — Warrant Amendment.”
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from sales and other dispositions of Warrants by a U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States by a non-U.S. broker might not be subject to information reporting.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to proceeds from sales and other dispositions of Warrants by a U.S. Holder who: (i) fails to provide an accurate taxpayer identification number; (ii) is notified by the IRS that backup withholding is required; (iii) fails to comply with applicable certification requirements, or (iv) fails to otherwise establish an exemption from backup withholding.
A Non-U.S. Holder generally will not be subject to information reporting and backup withholding if such Non-U.S. Holder provides certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of information reporting and backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

THE OFFER AND CONSENT SOLICITATION
Risks of Participating In the Offer
Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 11 below. Holders of the Warrants should carefully consider these risks and are urged to speak with their financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety.
1.   GENERAL TERMS
The Offer is to permit holders of Warrants that were publicly issued in connection with the DIRECT IPO to tender any and all outstanding Warrants for a purchase price of $1.20 in cash, without interest, for each Warrant tendered. A holder may tender as few or as many Warrants as the holder elects. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrants.
You may tender some or all of your Warrants on these terms. The Offer relates to the Warrants that were publicly issued in connection with the DIRECT IPO, which trade on Nasdaq under the symbol “DRCTW.” Any and all outstanding Warrants are eligible to be tendered pursuant to the Offer. As of September 14, 2023, there were 3,217,800 Warrants outstanding.
If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent.
If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.
As part of the Offer, we are also soliciting from holders of the Warrants their consent to the Warrant Amendment. If approved, the Warrant Amendment would permit the Company to redeem each Warrant that is outstanding upon the closing of the Offer for $0.35 in cash, without interest, which is approximately 71% less than the Offer Purchase Price. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Warrants is required to approve the Warrant Amendment as it relates to the Warrants. Although we intend to redeem all remaining outstanding warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us.
A holder who tenders Warrants in the Offer will automatically be deemed, without any further action, to have given his, her or its consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.
You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.
A.   Period of Offer
The Offer will only be open for a period beginning on August 29, 2023 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.
B.   Minimum Tender Condition
The Offer is subject to the Minimum Tender Condition and will not be consummated unless the Minimum Tender Condition is satisfied or waived. Based on the 3,217,800 Warrants outstanding as of September 14, 2023, 1,612,118 Warrants would need to be tendered in order to satisfy the Minimum Tender Condition.

C.   Partial Tender Permitted
If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer.
HOLDERS MAY ALSO EXERCISE THEIR WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANTS.
D.   Board Approval of the Offer; No Recommendation; Holder’s Own Decision
THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER AND THE CONSENT SOLICITATION. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER A HOLDER SHOULD TENDER WARRANTS AND CONSENT TO THE WARRANT AMENDMENT. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS AND CONSENT TO THE WARRANT AMENDMENT.
E.   Extensions of the Offer
We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.
2.   PROCEDURE FOR TENDERING WARRANTS
A.   Proper Tender of Warrants
To validly tender Warrants pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal and Consent or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date or (ii) the ATOP procedures for book-entry transfer described below must be complied with prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.
In the Letter of Transmittal and Consent, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.
If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal and Consent, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.
A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer and Consent Solicitation.
ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CONSENT AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.
NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE

BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
BOOK-ENTRY DELIVERY.   The Depositary will establish an account for the Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Delivery of the Letter of Transmittal and Consent or Agent’s Message (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC.
WARRANTS HELD IN STREET NAME.   If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.
Unless the Warrants being tendered are delivered to the Depositary by the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal and Consent or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Payment of the Offer Purchase Price upon tender of Warrants will be made only against the valid tender of Warrants.
GUARANTEED DELIVERY.   If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all of the following conditions are met:
(a)
the tender is made by or through an Eligible Institution (as defined in the Letter of Transmittal and Consent);

(b)
the Depositary receives by hand, mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c)
the Depositary receives, within two (2) Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)
the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above; and

(2)
a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.

In any event, the payment of Offer Purchase Price for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed and duly executed Letters of Transmittal and Consent and any other required documents.
Warrants tendered by Notice of Guaranteed Delivery will be excluded from the determination of whether the Minimum Tender Condition has been satisfied, unless such Warrants and other required documents are received by the Depositary by the Expiration Date.

B.   Conditions of the Offer
We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:
(a)
the Minimum Tender Condition has not been satisfied;

(b)
there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

(c)
any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(d)
in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, provided that any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.
We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.
C.   Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.
D.   Tender Constitutes an Agreement
A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has read this Offer Letter; (v) such Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of the Offer Purchase Price are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to certain conditions of the Offer, including the consent to the Warrant Amendment.
E.   Signature Guarantees
Except as otherwise provided below, all signatures on a Letter of Transmittal and Consent by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal and Consent need not be guaranteed if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrant(s) tendered therewith; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1, 3 and 4 of the Letter of Transmittal and Consent.
3.   WITHDRAWAL RIGHTS
Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.
To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.
A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through DTC’s ATOP procedures by (i) withdrawing its acceptance, or (ii) delivering to the Depositary by mail or hand delivery, a notice of withdrawal of such instruction. Holders of Warrants submitting a tender via DTC’s ATOP procedures are deemed to consent to the Warrant Amendment. The valid revocation of a consent will constitute the concurrent valid withdrawal of the tendered Warrants as to which consent was delivered. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.
A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the holder and notice of withdrawal must be timely received by the Depositary.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.
4.   ACCEPTANCE OF WARRANTS AND PAYMENT OF OFFER PURCHASE PRICE
Upon the terms and subject to the conditions of the Offer, we will purchase Warrants validly tendered as of the Expiration Date for a purchase price of $1.20 per Warrant. The Offer Purchase Price to be paid will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for purchase pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal and Consent.
Under no circumstances will we pay interest on the Offer Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.
We urge holders of Warrants who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.
5.   PRICE RANGE OF WARRANTS
Our Warrants are listed on Nasdaq under the symbol “DRCTW.” On September 13, 2023, the last reported sale price for the Warrants was $1.17. The following table sets forth the high and low sales prices for the Warrants for the periods shown:
	Warrants
	High	Low
	$	$
Fiscal 2022
First Quarter (beginning on February 11, 2022)	$1.43	$0.27
Second Quarter	$0.86	$0.30
Third Quarter	$0.49	$0.16
Fourth Quarter	$1.04	$0.21
Fiscal 2023
First Quarter	$1.76	$0.50
Second Quarter	$0.92	$0.05
Third Quarter (through September 13, 2023)	$1.175	$0.36
The Company recommends that holders consider current market quotations for the Warrants, among other factors, before deciding whether or not to tender their Warrants.
6.   SOURCE AND AMOUNT OF FUNDS; FEES AND EXPENSES
Assuming 100% participation in the Offer, we will need approximately $3,861,360 to purchase all of the outstanding Warrants at the purchase price of $1.20 per Warrant. We estimate that the total amount of cash required to complete the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation will be approximately $4.3 million, all of which will be funded by us from a combination of cash on hand and borrowings under our Term Loan and Security Agreement (the “2021 Credit Facility”) with Lafayette Square as administrative agent, and the various lenders thereto. Any borrowing under the 2021 Credit Facility will be repaid in installments during the term of the 2021 Credit Facility. No alternative plan exists to finance the purchase of the tendered Warrants.
The estimated costs and expenses to be paid by us in connection with the offer are as follows:
Legal fees	$200,000
Filing fees	$425
Information Agent/Depositary/Printing and Mailing expense	$40,000
Dealer Manager fees	$200,000
Advertisement fees	$42,000
Total	$482,425
The Company has paid the filing fees and will pay the dealer manager fees upon consummation of the Offer. The Company will be responsible for paying the remaining fees and expenses.
The loans under the 2021 Credit Facility bear interest at Term SOFR Rate with a credit spread of 0.15% per annum for the interest periods of three months and provides for a credit spread adjustment of 0.10%, 0.15% or 0.25% per annum for interest periods of one month, three months or six months, respectively. The maturity date of the 2021 Credit Facility is December 3, 2026. The obligations under the 2021 Credit Facility are secured by senior, first-priority liens on all or substantially all assets of DDH LLC and its subsidiaries and are guaranteed by the subsidiaries of DDH LLC and include a pledge and guarantee by the Company. The 2021 Credit Facility contains affirmative and negative covenants that, among other things, require the Company to maintain a net leverage ratio of no more than 3.50 to 1.00 as of the last day of each fiscal quarter through December 31, 2023, as adjusted thereafter, and a fixed charge coverage ratio of not less than 1.50 to 1.00 as of the last day of each fiscal quarter, as well as restrictions on the ability to incur indebtedness, create certain liens, make certain investments, make certain dividends and other types of distributions, and enter into or undertake certain mergers, consolidations, acquisitions and sales of certain assets and subsidiaries.
7.   INFORMATION CONCERNING DIRECT DIGITAL HOLDINGS, INC.
Direct Digital Holdings, Inc., incorporated as a Delaware corporation on August 23, 2021 and headquartered in Houston, Texas. Direct Digital Holdings, Inc. is the holding company for Direct Digital Holdings, Inc. (“DDH LLC”), which is, in turn, the holding company for the business formed by DDH LLC’s founders in 2018 through the acquisition of Huddled Masses, LLC (“Huddled MassesTM” or “Huddled Masses”) and Colossus Media, LLC (“Colossus Media”). In late September 2020, DDH LLC acquired Orange142, LLC (“Orange142”) to further bolster its platform and to enhance its offerings across multiple industries. In February 2022, Direct Digital Holdings, Inc. completed an initial public offering of its securities and, together with DDH LLC, effected a series of transactions (together, the “Organizational Transactions”) whereby Direct Digital Holdings, Inc. became the sole managing member of DDH LLC, the holder of 100% of the voting interests of DDH LLC and the holder of 19.7% of the economic interests of DDH LLC, commonly referred to as an “Up-C” structure. Direct Digital Holdings, Inc., and all of the subsidiaries are incorporated in the state of Delaware, except for DDH LLC, which was formed under the laws of the State of Texas.
Direct Digital Holdings, Inc. is an end-to-end, full-service programmatic advertising platform primarily focused on providing advertising technology, data-driven campaign optimization and other solutions to underserved and less efficient markets on both the buy- and sell-side of the digital advertising ecosystem. Colossus Media operates the Company’s proprietary sell-side programmatic platform operating under the trademarked banner of Colossus SSP™. Huddled Masses is the platform for the buy-side of the Company’s business. Orange142 was acquired to further bolster the Company’s overall programmatic buy-side advertising platform and enhance our offerings across multiple industry verticals such as travel, healthcare, education, financial services and consumer products with particular emphasis on small and mid-sized businesses transitioning into digital with growing digital media budgets.
Our book value per share as of June 30, 2023 was $1.14 and as of December 31, 2022 was $1.41.
We incorporate herein by reference (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 17, 2023, (ii) the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 11, 2023, respectively; and (c) the Company’s Current Reports on Form 8-K filed with the SEC on January 11, 2023, January 18, 2023, May 9, 2023, June 12, 2023, July 12, 2023 and August 29, 2023.
The Company’s principal executive offices are located at 1177 West Loop S, Suite 1310, Houston, Texas 77027, and our telephone number is (832) 402-1051.
8.   PLANS, PROPOSALS OR NEGOTIATIONS
Except for the Offer to Purchase and Consent Solicitation and as set forth in Section 9 hereunder, there are no present plans, proposals or negotiations by the Company that relate to or would result in:
•
any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•
a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•
any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•
any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•
any other material change in the Company’s corporate structure or business;

•
any class of equity security of the Company being delisted from a national securities exchange;

•
any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•
the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•
the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or changes in the Company’s Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

9.   TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES
Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
Warrant Agreement
In connection with the DIRECT IPO and the appointment of a warrant agent for the Warrants, the Company entered into the Warrant Agreement with Equiniti Trust Company, LLC (formerly American

Stock Transfer & Trust Company, LLC) on February 15, 2022. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Warrants.
Transactions with Founders
Mark Walker, Chief Executive Officer and Chairman of the Company’s Board of Directors received shares of our Class A common stock. Shares of our Class A common stock are entitled to one vote per share. As of September 14, 2023, Mr. Walker owned approximately 2% of our outstanding and issued Class A common stock.
Keith Smith, President and member of the Company’s Board of Directors received shares of our Class A common stock. As of September 14, 2023, Mr. Smith owned approximately 4.6% of our outstanding and issued Class A common stock.
In addition, Mr. Walker and Mr. Smith each own approximately 50% of the equity interests in Direct Digital Management, LLC which holds 11,278,000 shares of the Company’s Class B common stock. Shares of our Class B common stock are also entitled to one vote per share. As of September 14, 2023, Direct Digital Management, LLC owned 100% of our outstanding and issued Class B common stock.
Other Agreements and Transactions
The Company has retained Equiniti Trust Company, LLC to act as the Depositary, D.F. King & Co., Inc. to act as the Information Agent and Stifel, Nicolaus & Company, Incorporated to act as the Dealer Manager. Directors, officers and employees of either us or our affiliates or the Information Agent may contact holders of Warrants by hand, mail or telephone regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. The Depositary and the Information Agent will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.
In connection with our initial public offering, we issued to the underwriters of the offering a unit purchase option to purchase an additional 140,000 Units at a per Unit exercise price of $6.60, which was equal to 120% of the public offering price per Unit sold in the initial public offering. Each Unit consists of one share of the Company’s common stock and one Warrant. The underwriters have not exercised this option as of August 28, 2023.
Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Warrants, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase or redeem Warrants, whether or not any Warrants are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same or different terms than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.
10.   CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS
We will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for the Warrants tendered, subject to the rules under the Exchange Act if:
(a)
the Minimum Tender Condition is not satisfied;

(b)
there has been instituted, threatened in writing or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency or instrumentality, or by any other person, before any court, authority or other tribunal that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;
(c)
any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; or

(d)
in our reasonable judgment, there shall have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, or prospects.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction by the Company or any of its affiliates be permitted to trigger any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties, provided that, any such determination may be challenged by a holder of Warrants in any court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.
We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a holder in connection with the Offer will be returned to such holder and the Warrants will expire in accordance with their terms on February 15, 2027, at 5:00 p.m. Eastern Time, and will otherwise remain subject to their original terms, including the redemption provisions.
Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Warrants previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the Offer Purchase Price is adjusted, the Offer will remain open at least ten (10) business days from the date we first give notice of such change to Warrant holders, by press release or otherwise.
Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by issuing a press release or by such other means of public announcement as we deem appropriate.
If for any reason the acceptance for tender (whether before or after any Warrants have been accepted for tender pursuant to the Offer), or the tender for Warrants subject to the Offer is delayed or if we are unable to accept for tender Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Offer Purchase Price for Warrants which we have accepted for tender pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for tender by the 40th business day after the initial commencement of the Offer.
Pursuant to Exchange Act Rules 13e-3 and 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO also serves as a Schedule 13E-3. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.
11.   FORWARD-LOOKING STATEMENTS; RISK FACTORS
This Offer Letter contains forward-looking statements. Forward looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. These are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.
All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “Section 11. Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except to the extent required by law.
The Warrant Amendment, if approved by the requisite holders of the Warrants as it relates to the applicability of the Warrant Amendment to the Warrants, will allow us to redeem all outstanding Warrants for cash.
If we complete the Offer and Consent Solicitation and obtain the approval of the Warrant Amendment by holders of at least a majority of the Warrants, the Company will have the right to redeem each outstanding Warrant, including Warrants held by holders who do not wish to participate and did not participate in the Offer, for $0.35 in cash, which is approximately 71% less than the Offer Purchase Price, without interest.
Although we intend to redeem all remaining outstanding warrants if the Warrant Amendment is approved, we would not be required to effect such a redemption and may defer doing so until it is most advantageous to us.
There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.
We can give no assurance as to the price at which a Warrant holder may be able to sell his, her or its Warrants in the future following the completion of the Offer. Certain future events may cause an increase in the price of the Warrants, which could result in you realizing a lower value now than you might realize in the future had you not agreed to tender your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for shares of Class A common stock) in the future at a higher price than would have been obtained by participating in the Offer or at all. In addition, if you do not tender your Warrants and if we obtain the approval of the Warrant Amendment, we intend to implement the Warrant Amendment and subsequently redeem your Warrants for the Redemption Price, which is approximately 71% lower than the Offer Purchase Price. You should carefully review the terms of the Warrants, including the Warrant Agreement governing the Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Warrants may affect your individual situation.
The liquidity of the Warrants that are not tendered may be reduced.
If the Warrant Amendment is approved, we intend to exercise our redemption rights thereunder and thus it is unlikely that any untendered Warrants will remain outstanding for a significant period of time following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved by the requisite holders of the Warrants as it relates to the applicability of the Warrant Amendment to the Warrants, will allow us to redeem all outstanding Warrants for cash.” However, if any untendered Warrants remain outstanding due to the Warrant Amendment not being approved, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of untendered Warrants. If there continues to be a market for our untendered Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.
There is no guarantee that the Warrants will ever be in the money and they may expire worthless.
The exercise price for the Warrants is $5.50 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.
There is no assurance that the Offer will be successful.
The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer is, however, subject to other conditions. See “The Offer and Consent Solicitation, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”
Our Warrant Amendment will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with the Company.
Our Warrant Amendment will provide that any action, proceeding or claim against us arising out of or relating in any way to the Warrant Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the parties to the Warrant Amendment irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Each party to the Warrant Amendment waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Warrant Amendment will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Amendment. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Amendment, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company relating to the Warrant Amendment, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Amendment inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
If we fail to comply with the listing requirements of Nasdaq, we would face possible delisting, which would result in a limited public market for our securities and make obtaining future debt or equity financing more difficult for us.
The Company’s Class A common stock and Warrants are listed on Nasdaq under the symbols “DRCT” and “DRCTW,” respectively. Nasdaq may delist the Company’s Class A Common Stock or Warrants from trading on its exchange for failure to meet the continued listing standards.
If our securities are delisted from trading on such exchange for failure to meet the listing standards, we and our stockholders could face significant adverse consequences including:
•
a limited availability of market quotations for our securities;

•
reduced liquidity for our securities;

•
a determination that the Company’s Class A common stock is a “penny stock,” which will require brokers trading in the Company’s Class A common s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage; and

•
decreased ability to issue additional securities or obtain additional financing in the future.

12.   THE DEPOSITARY, INFORMATION AGENT AND DEALER MANAGER
We have retained Equiniti Trust Company, LLC to act as the Depositary and D.F. King & Co., Inc. to act as the Information Agent, in connection with the Offer and Consent Solicitation. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer and Consent Solicitation should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter. The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer and Consent Solicitation, including certain liabilities under the federal securities laws.
We also retained Stifel, Nicolaus & Company, Incorporated to act as the Dealer Manager in connection with the Offer and Consent Solicitation. The Dealer Manager may communicate with, but may not solicit tenders of Warrants from, brokers, dealers, commercial banks and trust companies with respect to the Offer and Consent Solicitation. The Dealer Manager will receive a reasonable and customary fixed fee for these services payable upon the earlier of the Expiration Date or the date on which the Offer and Consent Solicitation is terminated, withdrawn or canceled, which fee is contingent upon the tender of at least a majority of the Warrants in the Offer. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer and Consent Solicitation, including liabilities under the federal securities laws.
The Dealer Manager and its affiliates may in the future provide various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.
We will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of Warrants pursuant to the Offer. Warrants holders holding Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through such nominees and not directly to the

Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer and Consent Solicitation.
13.   ADDITIONAL INFORMATION; MISCELLANEOUS
Pursuant to Rule 13e-3 promulgated under the Exchange Act, we have filed a combined statement on Schedules TO and 13E-3 with the SEC under cover of Schedule TO, which contains additional information with respect to the Offer. This Offer Letter does not contain all of the information contained in the Schedule TO (of which this Offer Letter is a part) and the exhibits to the Schedule TO. The Company recommends that all holders of the Warrants review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including the following documents hereby incorporated by reference into this Offer Letter:
1.
Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 17, 2023.

2.
Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 11, 2023, respectively.

3.
Current Report on Form 8-K filed with the SEC on January 11, 2023.

4.
Current Report on Form 8-K filed with the SEC on January 18, 2023.

5.
Current Report on Form 8-K filed with the SEC on May 9, 2023.

6.
Current Report on Form 8-K filed with the SEC on June 12, 2023.

7.
Current Report on Form 8-K filed with the SEC on July 12, 2023.

8.
Current Report on Form 8-K filed with the SEC on August 29, 2023.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO which this Offer Letter relates modifies or supersedes that statement.
You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:
Direct Digital Holdings, Inc.
Attention: Investor Relations
Brett.Milotte@icrinc.com
Sincerely,
Direct Digital Holdings, Inc.
1177 West Loop S, Suite 1310,
Houston, Texas 77027

The Depositary is Equiniti Trust Company, LLC. The Letter of Transmittal and Consent and certificates representing Warrants, and any other required documents should be sent or delivered by each holder of Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.
THE DEPOSITARY FOR THE OFFER IS:
Equiniti Trust Company, LLC
IF DELIVERING BY MAIL, HAND OR COURIER:
Equiniti Trust Company
6201 15th Ave, Brooklyn, NY 11219
Attention: Corporate Actions Department
THE INFORMATION AGENT FOR THE OFFER IS:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Investors Call (Toll-Free): (866) 796-1290
Banks and Brokers Call: (212) 269-5550
By Email: drct@dfking.com
Any question or request for assistance may be directed to the Information Agent at the address, phone number and email address listed above.
Requests for additional copies of the Offer Letter, the Letter of Transmittal and Consent or other documents related to the offer may also be directed to the Information Agent.
The Dealer Manager for the Offer and Consent Solicitation is:
Stifel
787 Seventh Avenue, 12th Floor
New York, New York 10019
Attention: Stifel Syndicate Desk
Email: BaltimoreEqtySynd@stifel.com

SCHEDULE I
1.   Beneficial ownership of the Warrants
To our knowledge, with the exception of 27,759 Warrants held by Mark Walker, and 71,124 Warrants held by Keith Smith, none of our directors or executive officers beneficially own Warrants.
2.   Directors and Senior Management
The following table sets forth our current directors and executive officers:
Name	Position
Mark Walker	Chief Executive Officer and Chairman of the Board
Anu Pillai	Chief Technology Officer
Diana P. Diaz	Interim Chief Financial Officer
Maria Vilchez Lowrey	Chief Growth Officer
Keith Smith	Director
Richard Cohen	Director
Antoinette Leatherberry	Director
Mistelle Locke	Director
The business address for person listed above is: c/o Direct Digital Holdings, Inc. 1177 West Loop S, Suite 1310, Houston, Texas 77027, and the telephone number for each such person is (832) 402-1051. All persons listed above are citizens of the United States of America.
None of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Biographical information concerning our directors and executive officers listed above is set forth below.
Mark D. Walker.   Mr. Walker became our Chairman and Chief Executive Officer on August 23, 2021 and, from 2018 until August 22, 2021, served in the role of Managing Partner of Direct Digital Holdings LLC, a subsidiary of the Company and our holding company prior to the completion of our initial public offering (“DDH LLC”). Prior to founding Direct Digital with Mr. Smith, Mr. Walker worked at CVG Group, LLC (“CVG Group”), a private equity firm, from October 2016 to May 2019 as the Chief Operating Officer responsible for the operations of the portfolio companies within CVG Group’s holdings. In this role, he was the Acting COO for Ebony Media Operations (“Ebony Media”), where he was responsible for initiating and overseeing the digital transformation of Ebony Media from a print publication to a digital-first organization. Prior to CVG Group and Ebony Media, he worked for the largest retail electricity provider within the United States, NRG Energy Inc. (NYSE: NRG), from 2005 to 2016, in positions of progressively increasing scope and responsibility. While at NRG Energy, he built multiple revenue streams through digital, retail and business development activities while increasing overall revenue to NRG Energy, where he represented approximately 40% of new revenue of NRG Energy Home division. Mr. Walker brings nearly 20 years of experience building relationships and revenue generating operations for Fortune 500 corporations, working in business development and marketing for Deloitte, and startup organizations. Throughout his career, Mr. Walker has sat on multiple advisory boards within the industry, such as Hitwise and Dentsu Aegis, and has written multiple articles and case studies that have been showcased in Jupiter Research and Search Engine Watch. We believe that Mr. Walker is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and a founder of the Company, as well as his other extensive executive experience. Mr. Walker holds a B.A. in Economics from The University of Texas and was a member of the Board of Directors of the University of Texas Alumni Association.

Anu Pillai.    Ms. Pillai was named Chief Technology Officer of Direct Digital in March 2021. Ms. Pillai brings extensive experience in defining and executing new product development solutions as well as large enterprise IT implementations and has successfully led global projects with complete responsibility for cross-functional teams in program management, product design, software development, system architecture, integration and implementation. Prior to serving at Digital Direct Holdings, Ms. Pillai held executive positions and led digital transformations at several companies, including BLK/OPL, a direct-to-consumer e-commerce cosmetic brand, from 2019 to 2021, where she served as SVP, Digital Technology & Ecommerce, and Ebony Media, publisher of the iconic EBONY magazine, from 2011 to 2019, where she served as SVP, Digital Technology & Monetization. She was responsible at both of these companies for the execution of all technology and digital initiatives including system design and architecture, development, project management, resource planning of onsite/offshore resources and monetization across all digital properties with specific emphasis on increasing revenues through various programmatic channels. Prior to that, Ms. Pillai held leadership roles with leading Fortune 50 technology and infrastructure companies, such as General Electric, from 2005 to 2007, where she served as an IT leaser; Intel Corporation, from 2000 to 2003, where she served as a Senior Software Engineer; and Motorola, from 1996 to 1998, where she served as an analyst, and we believe she has proven experience in managing and leading small and large global development teams with technology resources spread across the U.S., China, Mexico and India. Ms. Pillai holds a B.S. in Computer Science and Engineering from Bharathiar in India.
Diana P. Diaz.   Ms. Diaz was named interim Chief Financial Officer in June 2023. Ms.Diaz joined the Company from Sharps Compliance Corp. (previously Nasdaq listed (SMED) until its acquisition), a leading national healthcare waste management provider to customers in multiple healthcare-related markets, specializing in regulated waste streams including medical, pharmaceutical and hazardous, where she served for a total of 13 years, including as Senior Vice President and Chief Accounting Officer from February 2022 to February 2023 and Vice President and Chief Financial Officer from June 2010 to February 2022. Ms. Diaz’s prior positions include Chief Financial Officer of University General Hospital in Houston, Texas from September 2006 to May 2009, Controller at Memorial Hermann Healthcare System, Texas Medical Center from September 2002 to August 2006 and Controller of the wholesale group at Reliant Energy from July 1998 to May 2002. She started her career at Deloitte & Touche LLP, where she worked from July 1985 to June 1998, ending her tenure at that firm as Audit Senior Manager. Ms. Diaz received her BBA in Accounting from The University of Texas at Austin and her MBA from Rice University’s Jesse H. Jones Graduate School of Management.
Maria Vilchez Lowrey.   Ms. Lowrey was named Chief Growth Officer of Direct Digital in August 2022. Ms. Lowrey is responsible for leading business development, channel development, and integrating the management of brand related marketing activities across Direct Digital’s portfolio of brands. With over 20 years of senior level leadership experience working across energy, home services, and steel sectors, Ms. Lowrey has delivered game-changing business transformation initiatives for Fortune 500 retail giants and multi-billion-dollar companies. As an energetic and ambitious leader, she has a passion for building new customer acquisition sales channels, scaling sales channels, and forging relationships that deliver material growth through B2B or B2B2C strategic partnerships. Her strategic partnerships encompass launching transformational energy retail programs for well-known brands like Sam’s Club, Home Depot, Kroger, Best Buy, and AT&T / DIRECTV. Ms. Lowrey comes to Direct Digital from Just Energy, where she served as Senior Vice President of Direct Sales and Partnerships for Just Energy Group (OTC: JE), Amigo Energy, Tara Energy, and Terrapass, its affiliate brands from December 2016 to August 2022. There, she was responsible for diversifying the company’s direct sales channels by launching its first national retail partnership with one of the largest retailers in the world. Prior to that, she served in various key management positions across sales leadership, business development, operations, and project management at NRG Energy, Inc.(NYSE: NRG) from 2007 to 2016, primarily responsible for building new go-to-market sales channels and developing strategic partnerships with the most well-known brands in the country. Prior to NRG, Ms. Lowrey started her career in the steel industry as global supply chain transportation and procurement manager serving large multi-national consumer companies. Ms. Lowrey spends her free time as a strong advocate of community service, serving on non-profit boards such as Homemade Hope and is on the advisory board for Houston Arts Alliance and Dress for Success Houston which all help underserved communities, especially Hispanics, African Americans and women. Ms. Lowrey holds a B.S. in Management Information Systems from Texas A&M University.

Keith W. Smith.   Mr. Smith is a co-founder of the Company and became our President on August 23, 2021 and, from 2018 until August 22, 2021, served in the role of Managing Partner of DDH LLC. Prior to founding Direct Digital, Mr. Smith was a Managing Partner at Parkview Advisors, LLC, and President and CEO of Parkview Capital Credit, Inc., from November 2014 to April 2020, where he invested and managed more than $75 million with small and mid-sized businesses to provide acquisition and growth capital. Prior to Parkview, Mr. Smith served as Managing Director for a private equity-led, direct lending platform, Capital Point Partners, where he invested and managed more than $150 million in direct lending first lien, second lien and mezzanine investments, as well as complimentary minority equity investments. Prior to Capital Point Partners, he worked for Rabobank International (“RI”) from 2006 to 2009, where he was a Vice President and Portfolio Manager of more than $2 billion in direct lending and structured credit bank assets for one of the company’s special investment vehicles. He played a key role in originating new client transactions as well as managing a book of existing bank clients. Prior to RI, he was an Associate Director in the Structured Finance Group of Standard & Poor’s from 2003 to 2006, where he analyzed and rated transactions across a broad spectrum of asset types. In addition to his investment banking background, Mr. Smith also has over six years of legal experience as an attorney and has served on the boards of numerous portfolio companies. We believe that Mr. Smith is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our former Chief Financial Officer and a co-founder of the Company, as well as his other executive experience and financial, investment and management experience. Mr. Smith holds a B.A. in Economics from The University of Texas at Austin; a J.D. from Southern Methodist University; and an M.B.A. from The Olin School of Business at Washington University in St. Louis.
Richard Cohen.   Mr. Cohen became a member of our board of directors in November 2021. He has served as President of Richard M Cohen Consultants since 1996, where he provides corporate financial consulting services to a number of clients. Mr. Cohen served as Founder and Managing Partner of Chord Advisors from March 2012 to July 2015, a firm providing outsourced CFO services to both public and private companies. Prior to founding Chord Advisors, Mr. Cohen served as the Interim CEO, and as a member of the board of directors, of CorMedix Inc. (NASDAQ: CRMD), from March 2012 to July 2015. Mr. Cohen has also served as a partner with Novation Capital from July 2001 to August 2012 until its sale to a private equity firm. He has served as a member of numerous boards and committees, including as a member of the audit committee of Rodman and Renshaw, an investment banking firm, from July 2008 to August 2012, and as a member of the board of directors of Great Elm Capital Corp., a public company which operates as a management investment company, since March 2022; Smart for Life, Inc. (NASDAQ: SMFL), a public company which develops, manufactures and sells nutritional and related products, from February 2022 to August 2022; 20/20 GeneSystems Inc., a private company in the digital diagnostics sector, since 2018; Ondas Networks, Inc. (NASDAQ: ONDS), a public company which provides private wireless data and drone solutions, since 2016; and Helix BioMedix, a former public company specializing in dermatology and consumer products, since 2005, where he has also served as a member of the audit committee. We believe that Mr. Cohen is qualified to serve as a member of our board of directors because of his extensive financial experience, as well as his leadership and management skills gained from his prior board experience. He holds a B.S. with honors in Economics from the University of Pennsylvania Wharton School and an M.B.A. from Stanford University.
Antoinette R. Leatherberry.   Ms. Leatherberry became a member of our board of directors in November 2021. Ms. Leatherberry retired from Deloitte, a consulting, audit, tax and advisory services company, in September 2020, where she served in a number of roles during her 30-year career, including Board Relations Leader for the Risk and Financial Advisory practice, from September 2017 to September 2020, and Principal, Technology Strategy, from 2008 to August 2017. She also served as President of the Deloitte Foundation, from 2016 until her retirement. Ms. Leatherberry has served as a member of the board of directors, audit committee, and human resource committee of Zoetis Inc. (NYSE: ZTS), a public animal health company, since December 2020, and as a member of the board of directors, the nominating and governance committee, and the compensation committee of American Family Insurance Mutual Holding Company, Inc., a private mutual company, since January 2021. She has also served on the Widener University Board of Trustees, since 2015, and the Boston University Board of Trustees since September 2020. She previously served as chair of The Executive Leadership Council from January 2019 until December 2020. We believe that Ms. Leatherberry is qualified to serve as a member of our board of directors because of her extensive experience with complex technology transformations, her strategic digital technology experience, and her corporate governance expertise. She holds a B.S. in Mechanical Engineering from Boston University and an M.B.A. in Operations Management and Supervision from Northeastern University.
Mistelle Locke.   Ms. Locke was appointed to our Board in January 2023, upon the recommendation of the Nominating and Corporate Governance Committee. Ms. Locke served as an advisor to the Board from February 2022 through January 2023. She previously served as Chief Marketing Officer for industry leader Dentsu Media. Prior to that, Locke served in several senior executive positions for iProspect, including President of iProspect Americas, Global Chief Client Officer and Global Chief Marketing Officer. Locke transformed iProspect, a company that she helped grow through a merger in 2008 with her company, Range Online Media, from an SEO brand into the largest and most innovative digital media and performance agency in the world scaled across more than 90 markets with more than 8,000 media and performance specialists. In her career, Ms. Locke has worked with some of the world’s most iconic brands, including General Motors, Adidas, NIKE, The GAP Brands, Microsoft, Estée Lauder Companies, Accor Hotels, Burberry, Heineken and Kering. She also received the e-Microsoft Bing “Lifetime Achievement” award, for her contribution to the digital advertising industry, and Fast Company listed her on its list of “25 Top Women Business Builders.” We believe Ms. Locke is qualified to serve as a member of our board of directors because of her tremendous amount of industry insight and expertise and will be a valuable asset for the senior leadership team and our strategic decision-making. She holds a Bachelor’s Degree in Corporate Communications from the University of Texas.

Annex A
AMENDMENT TO WARRANT AGREEMENT
This Amendment to Warrant Agreement (this “Amendment”) is made as of [·], 2023 by and between Direct Digital Holdings, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of February 15, 2022 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, Section 8.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement with the written consent of the Registered Holders of a majority of the outstanding Warrants as it relates to the Warrants;
WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to redeem the Warrants for cash on the terms and subject to the conditions set forth herein; and
WHEREAS, following a consent solicitation undertaken by the Company, the Registered Holders of a majority of the outstanding Warrants have consented to and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.
1.   Amendment of Existing Warrant Agreement.   The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:
“6A. 6A Redemption.
6A.1 Company Election to Redeem.   Notwithstanding any other provision in this Agreement to the contrary, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6A.2 below, for $0.35 in cash for every Warrant held by the holder thereof (the “6A Redemption Price”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock).
6A.2 Date Fixed for, and Notice of, Redemption.   In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “6A Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than five (5) days prior to the 6A Redemption Date to the Registered Holders of the Warrants at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.
6A.3 Exercise After Notice of Redemption.   The Warrants may be exercised for cash only in accordance with subsection 3.3.1 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the 6A Redemption Date. On and after the 6A Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the 6A Redemption Price.
8. Miscellaneous Provisions.
8.1 Severability.   This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
8.2 Applicable Law and Exclusive Forum.   The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the parties hereby agree that any action, proceeding or claim against them arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this section will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
8.3 Counterparts.   This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.
8.4 Effect of Headings.   The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
8.5 Entire Agreement.   The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Signatures Appear on Following Page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.
DIRECT DIGITAL HOLDINGS, INC.
By:

Name: Mark Walker
Title:  Chief Executive Officer
EQUINITI TRUST COMPANY, LLC
By:

Name:
Title:
[Signature Page to Amendment to Warrant Agreement]